EXHIBIT 99.2

For Further Information:
Waste Management, Inc.
Analysts:
Cherie Rice
713.512.6548
Greg Nikkel
713.265.1358
Media:
Sarah Simpson
713.394.2154

WMI #04-25

Waste Management Announces Plan to Increase Quarterly Dividend Payments to
Total $0.80 per Share per Year

New Three Year Capital Allocation Program Increases Cash Available for Return
to Shareholders

Up to $1.2 Billion in Cash to be Available for Increased Dividend Payments and
Stock Repurchases

HOUSTON – October 28, 2004 – Waste Management, Inc. (NYSE: WMI) today announced that its Board of Directors approved a new capital allocation program, designed to benefit shareholders, that includes the authorization for up to $1.2 billion annually in cash dividends and common stock repurchases for each of the next three years. Beginning in the first quarter of 2005, the Company expects to increase its quarterly dividends to a total of $0.80 per share per year, which would be an increase of $0.05 per share per year compared to the dividends declared in 2004. Future quarterly dividends must first be declared by its Board of Directors prior to payment.

As part of the new capital allocation program, the Board of Directors has authorized management to continue to make stock repurchases each year over the next three years in an amount not to exceed the $1.2 billion annually, less dividends paid. Based on the number of outstanding shares as of September 30, 2004, the Company expects to pay approximately $460 million in dividends on an annual basis. The amount of stock repurchased will also depend on a number of items, including capital expenditures and cash acquisition costs, two other key components of the capital allocation program.

“This announcement reinforces our commitment to return free cash flow to our shareholders,” said David P. Steiner, Chief Executive Officer of Waste Management, Inc. “Waste Management continues to demonstrate its ability to generate consistent and strong cash flows from its operations and the Board of Directors and management continue to believe that a capital allocation program that benefits our shareholders is one of our most important mandates.

“Beginning in the first quarter of 2005, we expect to increase our quarterly dividend payment from the $0.1875 per share we paid in 2004 to $0.20 per share. At the current share price of approximately $27, this equates to an annual yield of nearly 3%. This dividend yield would continue to place Waste Management in the top 20% for dividend yield of the Standard and Poor’s 500 Index of companies,” Steiner said.

“The authorization for new share repurchases replaces our current three-year program, under which we have already bought back over 72 million shares, which represents 12% of the number of shares outstanding at the end of 2001.”

Waste Management, Inc. is its industry’s leading provider of comprehensive waste management and environmental services. Based in Houston, the Company serves municipal, commercial, industrial, and residential customers throughout North America.

Certain statements contained in this press release include statements that are “forward-looking statements.” Outlined below are some of the risks that the Company faces and that could affect our financial statements for 2004 and beyond and that could cause actual results to be materially different from those that may be set forth in forward-looking statements made by the Company. However, they are not the only risks that the Company faces. There may be additional risks that we do not presently know or that we currently believe are immaterial which could also impair our business. We caution you not to place undue reliance on these forward-looking statements, which speak only as of their dates. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, the Company, from time to time, provides estimates of financial and other data relating to future periods. Such estimates and other information are the Company’s expectations at the point in time of issuance but may change at some future point in time. By issuing such estimates the Company has no obligation, and is not undertaking any obligation, to update such estimates or provide any other information relating to such estimates. The following are some of the risks we face:

•	the effects competition may have on our profitability or cash flows, including the negative impact to our yield on base business resulting from price roll-backs and lower than average pricing to retain and attract customers;

•	our inability to maintain or expand margins as volumes increase if we are unable to control variable costs or our fixed cost base increases;

•	increases in employee-related costs and expenses, including health care and other employee benefits such as unemployment insurance and workers’ compensation, as well as the costs and expenses associated with attracting and retaining qualified personnel;

•	possible increases in expenses due to fuel price increases or fuel supply shortages;

•	the effect that fluctuating commodity prices may have on our operating revenues and expenses;

•	the general effects of a weak economy, including the resulting decreases in volumes of waste generated;

•	the effect the weather has on our quarter to quarter results, as well as the effect of extremely harsh weather on our operations;

•	possible changes in our estimates of site remediation requirements, final capping, closure and post-closure obligations, compliance and regulatory developments;

•	the possible impact of regulations on our business, including the cost to comply with regulatory requirements and the potential liabilities associated with disposal operations, as well as our ability to obtain and maintain permits needed to operate our facilities;

•	the effect of limitations or bans on disposal or transportation of out-of-state waste or certain categories of waste;

•	possible charges against earnings as a result of shut-down operations, uncompleted development or expansion projects or other events;

•	the effects that trends toward requiring recycling, waste reduction at the source and prohibiting the disposal of certain types of wastes could have on volumes of waste going to landfills and waste-to-energy facilities;

•	possible diversions of management’s attention and increases in operating expenses due to efforts by labor unions to organize our employees;

•	the outcome of litigation or threatened litigation;

•	the need for additional capital if cash flows are less than we expect or capital expenditures are more than we expect, and the possibility that we cannot obtain additional capital on acceptable terms if needed;

•	possible errors or problems upon implementation of new information technology systems; and

•	possible fluctuations in quarterly results of operations or adverse impacts on our results of operations as a result of the adoption of new accounting standards or interpretations.

Additional information regarding these and/or other factors that could materially affect results and the accuracy of the forward-looking statements contained herein may be found in Part I, Item 1 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 and Part II of the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

####